Exhibit 10.2

____________________________________________________________________________________

Memorandum of Understanding

____________________________________________________________________________________

BETWEEN

LIVE CURRENT MEDIA INC.

AND

BOARD OF CONTROL FOR CRICKET IN INDIA for and on behalf of
INDIAN PREMIER LEAGUE

FOR

DEVELOPMENT AND LAUNCH OF WEB PORTAL & RIGHTS THEREIN

CONTENTS

DEVELOPMENT AND LAUNCH OF WEB PORTAL & RIGHTS THEREIN		1
1.	TERMS OF UNDERSTANDING	1
2.	CONFIDENTIALITY & EXCLUSIVITY	6
3.	CONTENT AND SUPPORT FROM BCCI-IPL	6
4.	OTHER CONSIDERATIONS	9
5.	FINAL AGREEMENT	10
SCHEDULE 1		10
SCHEDULE 2		10

This legally binding Memorandum of Understanding (“MOU”) is entered into on this 16th day of April 2008.

BETWEEN

(1)
LIVE CURRENT MEDIA Inc., having its principal office at Suite 645, 375 Water St., Vancouver, BC, CANADA, V6C 5B6  (hereinafter referred to as “Live Current Media”, which expression shall, unless repugnant to the context thereof, mean and include its successors and assigns) of the FIRST PART;

AND

(2)
BOARD OF CONTROL FOR CRICKET IN INDIA, a society registered under the Tamil Nadu Societies Registration Act, 1860, having its principal office at Brabourne Stadium, (North Stand), Veer Nariman Road, Churchgate, Mumbai 400020, for and on behalf of its Separate Sub-Committee Unit known as Indian Premier League (hereinafter referred to as “BCCI-IPL”), which expression shall, unless repugnant to the context thereof, mean and include its successors and permitted assigns) of the LAST PART.

WHEREAS

A.
BCCI-IPL is desirous of promoting the Indian Premier League (“IPL”) and the game of cricket across India and other parts of the globe and wishes to operate and maintain an official website for the IPL.

B.
LIVE CURRENT MEDIA has approached BCCI-IPL and expressed its willingness to fulfil the aforesaid desires of BCCI-IPL of promotion of cricket by building and operating "The IPL Website” at its sole risk, costs and consequences.

C.
BCCI-IPL has agreed to authorise LIVE CURRENT MEDIA to , design, build, operate, maintain and promote the IPL Website as the official website of the Indian Premier League and the sole website sanctioned as such by BCCI-IPL (hereinafter referred to as “The IPL Website”).

D.	BCCI-IPL has agreed to support LIVE CURRENT MEDIA in operating The IPL Website in the manner provided in this MOU.

BCCI-IPL and LIVE CURRENT MEDIA are individually referred to as the “Party” and collectively referred to as the “Parties”.

IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

1.	TERMS OF UNDERSTANDING

1.1.
LIVE CURRENT MEDIA  undertakes to design, build, operate, host and maintain the IPL Website in accordance with highest industry standards, using its experience in developing engaging commercially successful web properties, as well as its cutting-edge knowledge of emerging Internet technologies and to promote the IPL Website, all at its sole risk as to costs and consequences in the manner provided in this MOU and the Final Agreement to be entered into between LIVE CURRENT MEDIA and BCCI-IPL as provided in Clause 5 of this MOU. Each Party will bare the risks for the content and materials that they provide to “The IPL Website” on the terms set out in this MOU.

1.2.
LIVE CURRENT MEDIA will provide hosting services in respect of the IPL Website in accordance with a service level agreement, which shall contain, inter alia, minimum levels of technical support and site availability, such service level agreement to be agreed between the Parties and included in the Final Agreement.

1.3.	LIVE CURRENT MEDIA will further:

i)	maintain the IPL Website;

ii)	develop and enhance the IPL Website on an ongoing basis and the Parties shall cooperate throughout the Term in connection with the same;

iii)	manage and coordinate the technical integration of all Internet based applications and opportunities that are to be included within the IPL Website during the Term each in accordance with the core services to be set out in full in the Final Agreement.

1.4.
BCCI-IPL will facilitate and provide support to LIVE CURRENT MEDIA in building, operating, maintaining and promoting the IPL Website and promoting the Indian Premier League itself as outlined in Clause 3 of this MOU and as otherwise may reasonably be requested by LIVE CURRENT MEDIA from time to time.

1.5.
LIVE CURRENT MEDIA will construct a web portal at CRICKET.COM (the "CRICKET.COM Portal") as 'the gateway to Indian Cricket', providing an integrated user experience between it, the IPL Website and the BCCI Website.  This does not mean that non-Indian cricket content will not be placed on the CRICKET.COM Portal.

1.6.	LIVE CURRENT MEDIA shall ensure that there will always be a substantive link to the IPL Website on the front page of the Live Current Media’s Cricket.com website

1.7.
The IPL Website will be “powered by cricket.com” and this will be prominantly displayed on the home page of the IPL Website.  There will always be a substantive link to the Cricket.com Portal on the home page of The IPL Website.

1.8.	BCCI-IPL shall:

i)	appoint LIVE CURRENT MEDIA to design, build, host, operate, maintain and promote the IPL Website;

ii)
grant LIVE CURRENT MEDIAthe exclusive right to designate the IPL Website as the “Official Website of the Indian Premier League” or such other “official” designation as may be agreed between the Parties from time to time;

iii)
grant to LIVE CURRENT MEDIA(a) the right to use BCCI-IPL content on the IPL Website (on an exclusive or non-exclusive basis as specified herein)  and (b) the licence set out in Clause 4.1 of this MOU; and

iv)	promote the IPL Website and the Cricket.com Portal and provide LIVE CURRENT MEDIA with the assistance set out herein

In each case for a period commencing on execution of the Final Agreement and ending on 31 December 2018 (the “Term”)

1.9.
The Parties agree that the renewal of the Final Agreement for a further term of 10 years (“Renewal”) will be mutually agreed upon by the Parties with discussions starting at least 180 days prior to the end of the Term and subject to the following conditions:

i)	LIVE CURRENT MEDIA shall have the right of first and last refusal over the Renewal to work as follows:

a)	LIVE CURRENT MEDIA shall have the option to bid on the Renewal, which bid must be irrevocable.

b)	If Live current Media bid is not accepted, BCCI-IPL shall have the right to solicit bids from other potential partners.

c)	Before BCCI-IPL accepts any third party bid for the Renewal, LIVE CURRENT MEDIA will have the right to match such third-party bid and shall be granted the Renewal if it matches such bid.

d)	Throughout this process, BCCI-IPL shall not reveal any information about the LIVE CURRENT MEDIA bid in anyway whatsoever

ii)	If the Parties do not agree on a Renewal for Live Current Media then the following will occur:

a)	LIVE CURRENT MEDIA will take ownership over the entire customer database as built up on the IPL Website over the TERM of the agreement

b)
BCCI-IPL shall pay LIVE CURRENT MEDIA 1.5 times the content production costs for the IPL Website that LIVE CURRENT MEDIA incurred during the original Term of the Final Agreement (as specified in the financial statements and agreed by the Parties)

c)
There will be a 12 month transition period to the third party provider to ensure the IPL Website continues to function, with Live Current Media offering all reasonable cooperation during this transition period to BCCI-IPL and such third party provider.  BCCI-IPL shall pay all pre-agreed costs incurred by LIVE CURRENT MEDIA during this transition period

d)
LIVE CURRENT MEDIA will retain a non-exclusive right to make available on the Internet the video and photo archives of the IPL matches that occurred during the Term, subject to the parties agreeing a term and a fair price for the grant of these non-exclusive rights.

1.10.
In consideration of the appointment of LIVE CURRENT MEDIA and the rights granted to LIVE CURRENT MEDIA under this MOU and the Final Agreement, LIVE CURRENT MEDIA will pay BCCI-IPL a fee amounting to 50% of all Revenues (as defined below) generated from the IPL Website per annum.  Provided however, LIVE CURRENT MEDIA shall ensure that the minimum fee paid to BCCI-IPL for each year of the IPL Website shall be as set out in the table below (each a “Minimum Annual Fee”).  To avoid any confusion, the payment made will be the greater of (i) the Minimum Annual Fee (as set out below) and (ii) 50% of the Revenues for that year ("Fee").

Minimum Annual Fee to
BCCI-IPL ($ 000s)
Year 1 (2008)	US$ 1,500
Year 2 (2009)	US$ 2,000
Year 3 (2010)	US$ 2,000
Year 4 (2011)	US$ 2,000
Year 5 (2012)	US$ 2,000
Year 6 (2013)	US$ 2,000
Year 7 (2014)	US$ 2,000
Year 8 (2015)	US$ 2,000
Year 9 (2016)	US$ 2,000
Year 10 (2017)	US$ 2,500
Total	US$ 20,000

For the purposes of this MOU:

“Revenues” shall include all revenues generated from the IPL Website and from any IPL content, including Merchandise Revenues (as defined below) but excluding for the avoidance of doubt revenues generated from IPL match ticket sales even where the website selling tickets is accessed via a link on the IPL Website, which revenues accrue exclusively to BCCI-IPL and its official ticket partners.  LIVE CURRENT MEDIA may however negotiate an affiliate deal with the official ticket partners, which shall be the subject of a separate agreement.

“Merchandise Revenues” shall mean the revenues generated from sales of merchandise directly from the IPL Website calculated as follows:

Retail price (excluding cost of delivery and any applicable taxes) minus wholesale price = Merchandise Revenue.

1.11.
In consideration of the rights granted to LIVE CURRENT MEDIA under this MOU and the Final Agreement, LIVE CURRENT MEDIA will pay BCCI-IPL a fee amounting to 5% of all Revenues (as defined above) generated from Live Current Media’s Cricket.com website (or any replacement thereof) per annum.

1.12.
All amounts due under this MOU and the Final Agreement (including without limitation the Minimum Annual Fee and any Additional Fees) must be paid by LIVE CURRENT MEDIA free and clear of, and without, deductions based on any currency control restrictions, import duties, or any sales, use, value added or other taxes or withholdings of any nature whatsoever.  If LIVE CURRENT MEDIA is required to make any deduction or withholding in respect of any taxes, imposts, duties or other such charges in respect of any payment due under the Final  Agreement, LIVE CURRENT MEDIA shall gross up the relevant amount to ensure that BCCI-IPL receives by the relevant payment date the full cash amount that it would otherwise have been entitled to receive had no such deduction or withholding been made.

1.13.
LIVE CURRENT MEDIA shall have the option to prepay some or all of the Minimum Annual Fees at anytime during the Term of the agreement.  The amount to be prepaid will be calculated using an annual discount rate of 12.5%.  Prepayment will have the following impacts:

i)
The required Bank Guarantee as set out in 1.14 will be reduced by the proportion of the Minimum Annual Fee that has been prepaid.  So for example if 100% of the Minimum Annual Fees are prepaid then the Bank Guarantee requirement goes away.  If 50% of the Minimum  Annual Fees are prepayed then the required amount of the Bank Guarantee shall be reduced by 50%

ii)
The revenue share as set out in 1.10 will remain however LIVE CURRENT MEDIA will receive credit for the Minimum Annual Fee repayment.  So for example if LIVE CURRENT MEDIA prepays all of the Minimum Annual Fee and the Minimum Annual Fee was due to be $2 million in the year then the revenue share will commence after $4 million in revenues and shall be 50/50 at that point.  If for example LIVE CURRENT MEDIA had prepayed 50% of the Minimum Annual Fees and the Minimum Annual Fee was due to be $2 million in the year then the first $1 million would be paid to BCCI-IPL, the next $3 million would go to LIVE CURRENT MEDIA and then the revenue share shall commence at the 50/50 level for all incremental revenues.

1.14.
It shall be a condition of this MOU and the Final Agreement that, for the purpose of securing Live Current Media’s obligation to pay the Minimum Annual Fee, LIVE CURRENT MEDIA shall deliver to BCCI-IPL an irrevocable and unconditional Bank Guarantee (in a format and from a bank agreed with BCCI-IPL) on a rolling basis to guarantee the Minimum Annual Fee for one year on an on-going basis in respect of the season and by the due dates set out below:

i)
Bank Guarantee for Year 1 in the amount of the aggregate total Minimum Annual Fees for Year 1 within 7 days of execution of the Final Agreement and the Bank Guarantees for subsequent year’s Minimum Annual Fees shall be delivered to BCCI-IPL by no later than 31 December of the year preceding the year covered by the guarantee (so the Bank Guarantee for Year 2 (2009 season) shall be delivered by no later than 31 December 2008).

ii)
For the avoidance of doubt, it shall be Live Current Media’s responsibility to ensure that at any given time in the Term there is a valid, effective and binding Bank Guarantee in place guaranteeing one year of the Minimum Annual Fee.

1.15.	Listed below are the key deliverables:

i)
The Parties will set up a joint committee (“Facilitation Committee”), which will comprise of such number of LIVE CURRENT MEDIA representatives and BCCI-IPL representatives as may be agreed upon by the Parties. The Facilitation Committee will be chaired by a nominee of the BCCI or such other person as agreed between the Parties.  It is agreed that the chair of the Facilitation Committee shall not have a casting vote on any issue.

ii)
The payment schedule set out in clause 1.10 and detailed in Schedule 2 may be subject to review by the Facilitation Committee from time to time, but it is accepted that the payment schedule may only be varied with the written agreement of both Parties.

iii)
All costs and expenses including travel, stay and other incidental and related costs/fees payable in relation to the IPL Website shall be borne by the party incurring the expenses. Each party shall bear their own respective costs in relation to the drawing up of the MOU and the Final Agreement with respect to the IPL Website.

iv)
LIVE CURRENT MEDIA shall bear all losses, liabilities, risks, etc. of whatsoever nature that may be suffered in relation to the IPL Website and the LIVE CURRENT MEDIA Portal, save where such losses, liabilities, risks, etc. (a) relate to content that has been provided to LIVE CURRENT MEDIA by (or on behalf of) BCCI-IPL (unless the content is altered or amended by LIVE CURRENT MEDIA or used by LIVE CURRENT MEDIA other than for the purpose it was provided) or (b) are otherwise attributable to any breach by BCCI-IPL of this MOU. BCCI-IPL shall not in any manner be liable, subject to or held responsible for, and LIVE CURRENT MEDIA shall indemnify BCCI-IPL against, any costs, expenses, losses, liabilities, risks, suffered by BCCI-IPL in relation to content contained on the IPL Website, except for content that has been provided by (or on behalf of) BCCI-IPL (unless the content is altered or amended by LIVE CURRENT MEDIA or used by LIVE CURRENT MEDIA other than for the purpose it was provided) for use on the same and/or in the event of gross misconduct or otherwise due to any breach by BCCI-IPL of this MOU.

v)
BCCI-IPL shall bear all losses, liabilities, risks, etc. of whatsoever nature that may be suffered in relation to content provided by it or on its behalf to LIVE CURRENT MEDIA for use on the IPL unless the content is altered or amended by LIVE CURRENT MEDIA or used by LIVE CURRENT MEDIA other than for the purpose it was provided. LIVE CURRENT MEDIA shall not any in manner be liable, subject to or held responsible for, and BCCI-IPL shall indemnify LIVE CURRENT MEDIA against, any costs, expenses, losses, liabilities, risks, suffered by LIVE CURRENT MEDIA in relation to content contained on the IPL Website that has been provided to LIVE CURRENT MEDIA by (or on behalf of) BBCI-IPL (unless the content is altered or amended by LIVE CURRENT MEDIA or used by LIVE CURRENT MEDIA other than for the purpose it was provided).

vi)
LIVE CURRENT MEDIA shall submit annual statements of the income, expenditure and the Bank Account relating to the IPL Website and (as applicable) the income of the LIVE CURRENT MEDIA Cricket.com Portal arising from IPL content  to the Facilitation Committee by no later than 31 January for the preceding Year of the Term and the books of accounts shall not be finalized without the same being audited by independent auditors appointed jointly by BCCI-IPL and Live Current Media, at Live Current Media’s cost if any.  All such books of accounts shall be safely maintained by LIVE CURRENT MEDIAfor 6 years after expiry or earlier termination of this MOU or the Final Agreement, whichever is later.

vii)
LIVE CURRENT MEDIA shall provide BCCI-IPL with regular reports on the building of the IPL Website, and in any event not less than twice per annum. BCCI-IPL may, at its discretion, review the progress and plans on the IPL Website rollout and it is agreed that the IPL Website shall only be launched/promoted/operated after prior written approval of BCCI-IPL (not to be unreasonably withheld or delayed).

viii)	The following rollout schedule is currently anticipated:

a)	IPL Website – first version launched in April 2008.

ix)	It shall be a condition of this MOU and the Final Agreement that LIVE CURRENT MEDIA shall pay BCCI-IPL the Fee as follows:

a)
For the initial three years, Live Current Media will pay the Minimum Annual Fee on a quarterly basis.  For the avoidance of doubt this payment will occur within 30 days of the quarterly timetable.  The initial quarterly payment will be due October 1st 2008.  After the first three years the Minimum Annual Fee will be paid on a bi-annual basis.  Schedule 2 details the payment amounts and timing over the Term of the agreement.

b)
LIVE CURRENT MEDIA will make a further payment to BCCI-IPL of any additional share of the Revenues that is due to BCCI-IPL in excess of the Minimum Annual Fee (“Additional Fee”) within 60 days of the acceptance of the annual audited financial statements should there be an adjustment.

c)
Time shall be of the essence of all payments of the Minimum Annual Fee and any Additional Fee and if LIVE CURRENT MEDIA fails to pay any amount due under this MOU and the Final Agreement by the relevant due date, BCCI-IPL shall be entitled but not obliged to charge LIVE CURRENT MEDIA interest on the overdue amount from the due date up to the date of actual payment at the rate of 12.0% per annum

x)	LIVE CURRENT MEDIA will manage, co-ordinate and execute all aspects of the IPL Website rollout including funding and cash flow management subject to the provisions of this MOU.

xi)
LIVE CURRENT MEDIA must obtain the prior written approval of BCCI-IPL for the domain name used for the IPL Website and for every use of the IPL logo and every use of names and/or logos of any IPL sponsors, partners or franchises.

xii)
LIVE CURRENT MEDIA shall provide the editorial content for the IPL Website and shall ensure that BCCI-IPL will have the right, through its representatives on the Facilitation Committee or otherwise, to participate in the editorial process and review the content of the IPL Website from time to time prior to publication. LIVE CURRENT MEDIA will not include content on the IPL Website and will remove content from the IPL Website based on any reasonable requests from BCCI-IPL.

xiii)
LIVE CURRENT MEDIA shall comply with the reasonable instructions of BCCI-IPL in relation to the placement of official IPL commercial partners’ names and/or logos (including without limitation those of the IPL title sponsor and other official sponsors) it being acknowledged by BCCI-IPL that such instructions shall not materially detrimentally affect the ability of  to maximise revenues generated by advertising and sponsorship on the same.

2.	CONFIDENTIALITY & EXCLUSIVITY

2.1.
The Parties agree that “Confidential Information” shall mean confidential information in whatever form disclosed by one Party to the other pursuant to or in connection with this MOU, and shall include, but not be limited to, the terms and conditions of this MOU and any drafts hereof, the Final Agreement and any drafts thereof, any correspondence relating to this MOU and/or the Final Agreement, concepts, trade-secrets, modules, rollout plans, know-how, techniques, processes, schematics, contracts, financial information, sales and marketing plans.

2.2.
Neither Party shall disclose (or permit or cause its employees, agents or representatives to disclose), Confidential Information disclosed to it (including information disclosed during audit) by the other Party, to any other person, without the prior written consent of the other Party to whom the duty of confidentiality is owed, Except That either Party may disclose any such Confidential Information: (a) if and to the extent required by Law or for the purpose of any judicial proceedings; (b) if and to the extent required by regulatory or governmental body to which that party is subject, only to the extent that such requirement has the force of law; (c) to its professional advisers (which shall include in the case of BCCI-IPL IMG), auditors and bankers, and its (or its Affiliates') employees, agents or representatives; (d) if and to the extent the information is or has come into the public domain through no fault of that Party; and (e) if and to the extent the other Party has given prior written consent to the disclosure.

2.3.
The restrictions contained in 2.2 shall continue to apply after the expiry or termination of the Final Agreement without limit in time.  For the avoidance of doubt, neither Party shall make or authorise any announcement concerning this Agreement save as separately and expressly agreed in writing by the other Party or as otherwise required by Law. Either party shall be entitled to any and all remedies available at law or in equity, including injunctive relief, in the event of any breach of such commitment to confidentiality

2.4.
At expiry of this MOU or the Final Agreement or on earlier termination, each Party shall return to the other Party or destroy (at the other Party's election) Confidential Information disclosed to it by such other Party.

2.5.
BCCI-IPL undertakes that it will not authorise any third party to call its website the “Official Website of the IPL” or similar official website designation or grant to any third party the right to exploit in a website the exclusive IPL content granted to LIVE CURRENT MEDIA as listed at Schedule 1 hereto.  BCCI-IPL also undertakes that it will not itself exploit in a website the IPL content granted to LIVE CURRENT MEDIA as listed at Schedule 1 hereto.  The spirit of the agreement being that there will be one official, comprehensive IPL Website and that it will be developed, operated, maintained and promoted by LIVE CURRENT MEDIA.

2.6.	BCCI-IPL undertakes that it will not promote, market, advertise or endorse any similar or competitive websites or websites devoted to cricket coverage.

3.	CONTENT AND SUPPORT FROM BCCI-IPL

There are two key areas of the IPL Website and the Cricket.com Portal where BCCI-IPL will actively provide support to Live Current Media:

3.1.	Promotion, Advertising and Marketing Support

For the purposes of Section 3.1, the “URL of The IPL Website” shall mean either (this clause holds across each of the communications vehices referenced below):

1.	The IPL/DLF logo and the URL of The IPL Website with a “powered by cricket.com” tag line (see first season home page as a reference) or,

2.	The IPL/DLF logo and the URL of The IPL Website 67% of the time and the cricket.com logo 33% of the time

The determination of whether definition 1 or 2 is used (by communication vehicle) is at the discretion of BCCI-IPL.

For the inaugural season, BCCI-IPL may define the URL of the IPL Website as the IPL/DLF logo, the IPL/DLF logo with a “powered by cricket.com” tag line or the cricket.com logo.

i)
BCCI-IPL acknowledges and recognises that LIVE CURRENT MEDIA will be the designer, developer, promoter and operator of the IPL Website. Further, BCCI-IPL acknowledges and recognises that LIVE CURRENT MEDIA will consequently have the right to publicise the IPL Website and use BCCI-IPL’s name in connection with the same.  BCCI-IPL shall itself, and shall procure that its franchisees, sponsors and other partners also publicise/promote the IPL Website, including by way of links from their respective sites to the IPL Website .

ii)
BCCI-IPL will participate in a reasonable number of press conferences, PR launches and other promotional mechanisms to jointly launch and promote throughout the Term the IPL Website both in India and globally.  The times and locations of such mechanisms shall be agreed by the Parties acting reasonably and in good faith.  At a minimum the COO of the IPL will be available at least 8 times during the year for press conferences or to be quoted in press releases.

iii)
BCCI-IPL will use its reasonable endeavours to display the URL of the IPL Website on all Indian Premier League press releases, official announcements and all other official correspondence, in all relevant formats, including digital and print.  In any case such reasonable endevours will constitute in excess of 80% of such communications.

iv)
BCCI-IPL will insert (wherever reasonably practicable but not less than 80% of the time) the URL of the IPL Website in the world feed of IPL matches and shall require its Broadcast Partners not to remove the same from their transmissions of the matches, it being acknowledged that such insertion shall at all times be subject to local broadcasting laws and regulations.  “Broadcast Partners” means the entities to which BCCI-IPL has licensed or may license from time to time the exclusive right to exhibit, transmit or otherwise make available audio and audio-visual coverage of IPL matches (including interviews, awards and ceremonies around the matches) and player auctions via all media (subject to limited retained rights) it being acknowledged that at the time of this MOU Sony and World Sport Group are the Broadcast Partners, but that this is subject to change from time to time, and that the term “Broadcast Partners” shall also include the entities to which such Broadcast Partners sub-license some or all of the rights.

v)
BCCI-IPL will set aside a portion of the ticker space on the world feed of IPL matches to promote the IPL Website and URL or contests that are being housed on the IPL Website.  At a minimum such material will be shown 4 times per over.

vi)	BCCI-IPL will endeavour to include the URL of the IPL Website in all Print and Billboard Advertisements and will at a minimum include the URL in at least 80% of such communications.

vii)
BCCI-IPL will endeavour to include the URL of The IPL Website in all television advertisements that BCCI-IPL purchases and/or runs in ad-breaks and other television advertising communications purchased by BCCI-IPL and will at a minimum include the URL in at least 80% of such communications.

viii)
BCCI-IPL will use its reasonable endeavours to display the URL of the IPL Website during all live and press covered events, including but not limited to press conferences, award ceremonies, player auctions and cricket matches in a manner to be determined by BCCI-IPL (acting reasonably).

ix) BCCI-IPL agrees that up to 50% of the total screen space available on the IPL Website may be used for advertisements and sponsor promotions.

x) Representatives of LIVE CURRENT MEDIA will be granted resonable stadium access to undertake in-stadium promotional and marketing activities on behalf of the IPL Website.

xi) LIVE CURRENT MEDIA acknowledges and accepts that IPL Sponsors are entitled to:

a)
To be identified as official sponsors on the IPL Website, subject to the terms of clause 1.14(xii) above, the location and manner of this mention will be determined by the Parties (acting reasonably).  However, the location or type of these mentions shall not materially detract from the IPL Website’s revenue potential (e.g. the sponsorship mention will not be on “prime” real estate unless determined by LIVE CURRENT MEDIA)

b)
A right of first refusal on sponsorship space on the IPL Website. This sponsorship will be subject to a separate agreement (and separate consideration) between the sponsor and LIVE CURRENT MEDIA. If the IPL Sponsors decline this option, LIVE CURRENT MEDIA reserves the right to seek sponsorship at prevailing market rates from other parties.

c)
The only sponsorship category exclusivity on the IPL Website will be for the title IPL Sponsor, currently DLF.  LIVE CURRENT MEDIA will not sell to competitors of DLF (as defined in the DLF sponsorship agreement)

xii)
BCCI-IPL grants to LIVE CURRENT MEDIA the right to prominent signage at the stadia where Indian Premier League matches are played to promote the IPL Website (the specific location of such signage to be determined by BCCI-IPL acting reasonably).

xiii)	LIVE CURRENT MEDIA agrees that:

(a)
inadvertent or accidental failure to include the URL of the IPL Website shall be disregarded for the purposes of calculating the percentage appearance of such URL under clauses 3.1(iii), (iv), (vi) and (vii), and shall not be amount to breach, and

(b)	breach of clauses 3.1(iii), (iv), (vi) and (vii) shall not justify termination of this MOU or the Final Agreement.

xiv)
The total promotion and marketing support of the IPL Website by the BCCI-IPL will be the equivalent of at least US$1,000,000 p.a. of marketing spend to be allocated as reasonably determined by BCCI-IPL (including without limitation the value of inclusion of the URL in the world feed of the IPL matches).  BCCI-IPL will make all reasonable endevours to meet this spending minimum.  If the value is not reached then the shortfall shall be made up in the next year.

xv)	BCCI-IPL shall provide LIVE CURRENT MEDIA with prizes for use in competitions and as prizes in games (e.g. Fantasy League) on the IPL Website. These prizes will include but not be limited to:

•	A minimum of 25 tickets to all IPL matches. Such tickets shall be in good locations within the stadium
•	IPL Memorobillia
•	Stadium tours and access

3.2.	Rights and Website Content

LIVE CURRENT MEDIA shall be entitled to all online IPL content not currently committed in existing contracts entered into BCCI-IPL contracts, and the content and rights granted to LIVE CURRENT MEDIA shall include without limitation the following:

i)
LIVE CURRENT MEDIA shall have the exclusive right to display and commercially exploit all official IPL still photographic images whose rights are owned and controlled by the BCCI-IPL, including such photographs taken at Indian Premier League events, subject to the provisions of the press and photography accreditation arrangements, it being acknowledged that BCCI-IPL shall not be required to acquire rights to still photographic images of matches. LIVE CURRENT MEDIA must ensure that such still images may not be refreshed in such a way as to create any form of sequencing that is akin to a moving image or video.

IPL will be responsible for commissioning an “official photographer” (that will be mutually agreed upon by the Parties) for images which will be made available to LIVE CURRENT MEDIA in accordance with this clause 3.2(i) with the costs of such official photographers to be shared by BCCI-IPL and LIVE CURRENT MEDIA on a 50/50 basis.

Commercial exploitation of official still IPL photographic images shall be subject to the entity licensing and exploiting such images obtaining all necessary endorsement clearances from individuals featured in such photographic images.

ii)
LIVE CURRENT MEDIA shall have the non-exclusive right to sell “Official” IPL merchandise on the IPL Website, either directly or via a link to other official IPL merchandise outlets, it being acknowledged that the price of merchandise shall be set by BCCI-IPL. BCCI-IPL shall make available to LIVE CURRENT MEDIA exclusive limited edition IPL merchandise (the exact merchandise to be jointly agreed by the Parties),  and reasonable and regular access to signed merchandise, memorabilia and souvenirs (eg. match balls, wickets, etc), in each case for sale or use in competitions on the IPL Website.

iii)	BCCI-IPL shall grant LIVE CURRENT MEDIA the exclusive right (subject only to the IPL Broadcast Partner rights) to make available the following content on the IPL Website on the Internet only:

a)	An official live video and/or audio scorecard in relation to each match of the IPL (which may incorporate “Clips”), it being acknowledged that there may be other websites that carry scorecards; and
b)	“Highlights” of each IPL match.

For the purposes of 3.2(iii)(a) above “Clips” shall mean a reasonable number of excerpts of footage of Matches of no more than 30 seconds per excerpt (which shall be accessed by a click or other appropriate access mechanism) which may be made available by LIVE CURRENT MEDIA on a delayed basis no sooner than 5 minutes after the action in the relevant Clip has taken place

For the purposes of 3.2(iii)(a) “Highlights” shall mean edited excerpts of footage of not more than 52 minutes in duration per IPL match and which shall not be made available until 1 hour after each innings of a match.  From 72 hours after each match, such Highlights programming under 3.2(iii)(b) may be longer than 52 minutes in duration per Match from 72 hours after the end of the relevant Match.

For the avoidance of doubt, the only other parties that will have access to IPL “Clips” and “Highlights” shall be the IPL Broadcast partners.

iv)
LIVE CURRENT MEDIA shall have the exlcusive right to exploit (including use and distribution) the audio-visual archive of IPL matches on the Internet from 72 hours after the end of the relevant IPL match.

v)
In relation to the content at 3.2(iii) and 3.2(iv), BCCI-IPL shall make available the world feed to LIVE CURRENT MEDIA at the venue of each IPL match, and LIVE CURRENT MEDIA shall be entitled to edit the same to create the Clips and Highlights detailed in 3.2(iii) and (iv) above.

vi)
LIVE CURRENT MEDIA shall have Exclusive internet rights to raw camera footage of IPL Matches not used in the World Feed, which LIVE CURRENT MEDIA may exploit on as follows:

a) Within 72 hours of each Match

1.       52 minutes on one hour delay
2.       Reasonable number of  30sec clips on a 5 minute delay

b) Post 72 hours after each Match:   no restrictions on length of footage

vii)
From 72 hours after each Match, LIVE CURRENT MEDIA shall have the Exclusive right to license to third parties Internet rights to archive IPL Match footage in a “clean format” that is owned and controlled by the BCCI-IPL, by way of clips and other exploitation.  “Clean format” means that the video will not contain the IPL logo. Broadcast Partners shall have the right to commercially exploit archive IPL footage but it shall always have the IPL logo visible in the video.  LIVE CURRENT MEDIA shall obtain BCCI-IPL clearance for each proposed exploitation of these rights, it being acknowledged that LIVE CURRENT MEDIA shall not license television broadcast competitors of the Broadcast Partners until 72 hours after the end of the IPL season in which the relevant Match took place.

viii)
LIVE CURRENT MEDIA shall have the exclusive right to produce and retail DVD titles incorporating the IPL Matches and the IPL Player Auctions on behalf of IPL, each such DVD title to be subject to IPL approval, not to be unreasonably withheld

ix)	LIVE CURRENT MEDIA shall have the exclusive right and license to operate official on-line fantasy leagues of IPL

x)	BCCI shall ensure that all official announcements of BCCI-IPL are promptly notified to LIVE CURRENT MEDIA to enable the same to be included on the IPL Website

xi)	The IPL Website shall be the exclusive point of sign-up and distribution of the IPL newsletter

xii)
BCCI-IPL shall provide LIVE CURRENT MEDIA with preferential access such historic and on-going player, team, match and tournament statistics as LIVE CURRENT MEDIA reasonably requires in a suitable format to be agreed by the Parties

xiii)
BCCI-IPL shall provide LIVE CURRENT MEDIA with exclusive and direct access to live scoring feeds from all matches if it does the same. If not, Live Current Media will have the exclusive access to the venue to do the same. This is further clarified that it applies to Cricket only sites.

xiv)
BCCI-IPL shall use reasonable endeavours (including making reasonable requests to players under the terms of the player contracts) to provide access to coaches, owners, officials and BCCI-IPL players for interviews, blogs, profiles, fan meet and greet sessions, participation in Fantasy Leagues and other content, subject to applicable ICC, BCCI-IPL and other regulations. LIVE CURRENT MEDIA shall have the right to request specific players but it acknowledges and accets that BCCI-IPL can not guarantee participation by specific players at specific times.  However, BCCI-IPL commits that, in aggregate, LIVE CURRENT MEDIA will receive active player participation (including from captains) in the IPL Website.

It is agreed that audio-visual or audio-visual coverage of interviews conducted with players during intervals in matches or as part of ceremonies, presentations or other events immediately before or after such matches may not be made available on the IPL Website until 72 hours after the relevant match.

xv)	Rights over the sale of tickets online will be determined in the Final Agreement.

xvi)	BCCI-IPL shall grant LIVE CURRENT MEDIA the right to make available selected this content on the IPL Website and the Cricket.com Portal or any other of its Cricket portals.

xvii)
 LIVE CURRENT MEDIA shall be entitled to sub-licence the rights set out in this clause 3.2, subject to obtaining IPL’s prior written approval for such proposed sub-licence.   LIVE CURRENT MEDIA shall not sell any of the IPL content set out above to brand category competitors of IPL Sponsors without obtaining the prior written approval of BCCI-IPL

xviii)	Live Current Media will have the right to make special shows, clips and highlights for IPL games.

4.	OTHER CONSIDERATIONS

4.1
BCCI-IPL grants to LIVE CURRENT MEDIA a non-exclusive, royalty-free, worldwide licence during the Term to use the names and logos of IPL, BCCI, the franchisees, official IPL commercial partners (including without limitation those of the IPL title sponsor and other official sponsors) in the form(s) provided to LIVE CURRENT MEDIA by BCCI-IPL on the IPL Website and within any advertising or promotions for the same. LIVE CURRENT MEDIA agrees to comply with such reasonable guidelines as are provided to it in writing by BCCI-IPL from time to time in relation to the use of such names and logos.

4.2           LIVE CURRENT MEDIA will assign  to BCCI-IPL on creation:

(i)
all intellectual property rights (including but not limited to all copyright) in the design, look, feel, format and all content of the IPL Website and BCCI-IPL will grant LIVE CURRENT MEDIA a licence to use such rights during the Term;

(ii)	all rights to any domain names registered by LIVE CURRENT MEDIA in connection with the IPL Website and this MOU/the Final Agreement; and

(iii)
all rights to customer data of customer data of customers signing up through the IPL Website, and BCCI-IPL shall grant LIVE CURRENT MEDIA a licence to use such data to promote the IPL Website with authorisation from BCCI-IPL and the relevant customer (and subject to any applicable data protection laws and regulations).  It is acknowledged that 1.9(ii)(a) will apply if the Term of this MOU/the Final Agreement is not renewed, and LIVE CURRENT MEDIA shall own the rights to customer data of customers signing up through the Cricket.com Portal.

4.2
BCCI-IPL acknowledges and agrees that all intellectual property rights (including but not limited to all copyright) in the Cricket.com Portal (except for content that is included on the Cricket.com Portal that is owned by BCCI-IPL or content taken from the IPL Website] shall vest, and remain vested, in LIVE CURRENT MEDIA.  Furthermore, all rights to the domain names registered by LIVE CURRENT MEDIA in relation to the Cricket.com Portal shall vest, and remain vested in, LIVE CURRENT MEDIA unless they relate to IPL or the BCCI.

4.3
BCCI-IPL shall warrant that BCCI-IPL content that it provides to LIVE CURRENT MEDIA under this MOU and the Final Agreement shall not infringe the rights of any third party in the form in which it is made available to LIVE CURRENT MEDIA.

4.4
LIVE CURRENT MEDIA acknowledges and agrees that BCCI-IPL has granted its official sponsors, suppliers, franchisees and Broadcast Partners the right exploit on their respective websites certain of the content to be provided to LIVE CURRENT MEDIA under this MOU and shall be entitled to grant to official sponsors, suppliers, franchisees and Broadcast Partners appointed in the future the right to exploit the same content on their respective websites.

4.5
Except for the content and means of exploitation set out at 3.2(iii) above LIVE CURRENT MEDIA acknowledges and accepts that it shall not be entitled without the further agreement of BCCI-IPL to make available on the IPL Website any audio or audio-visual coverage of the IPL player auctions, matches and ceremonies and presentations around those matches until 72 hours after the same, and that if it does so BCCI-IPL may be in breach of its contracts with its Broadcast Partners.  Without limitation to the generality of the above, LIVE CURRENT MEDIA acknowledges and agrees that the IPL Website shall not contain any live or as live continuous audio and/or audio-visual coverage of any IPL match, unless LIVE CURRENT MEDIA is authorized to make available such coverage pursuant to a contract with a Broadcast Partner.  BCCI-IPL shall use its reasonable endeavours to make available to LIVE CURRENT MEDIA additional audio and/or audio-visual content for inclusion on the IPL Website from time to time (as agreed by BCCI-IPL).

4.6
Without prejudice to the generality of the risk and cost being assumed by LIVE CURRENT MEDIA hereunder, LIVE CURRENT MEDIA shall ensure that the IPL Website (and in particular any message boards or social networking platforms therein) shall contain nothing defamatory of the game of cricket, the ICC, BCCI, IPL, IPL Sponsors or IPL Frnchisees or any players, coaches or other participants in the IPL. Where LIVE CURRENT MEDIA becomes aware of any such content being included on the IPL Website it shall remove the same as soon as reasonably practicable

4.7
If BCCI-IPL and/or Live Current Media becomes aware of any unauthorised exploitation by a third party of any of the rights granted to LIVE CURRENT MEDIA hereunder, or the infringement by a third party of the exclusivity granted to LIVE CURRENT MEDIA hereunder, the Parties shall jointly and promptly take such action as is necessary to end the same.

4.8
For lack of confusion, the MOU and Final Agreement will cover both the currently envisioned annual IPL season as well as any future incarnations of the Indian Premier League (e.g. a fall schedule).  LIVE CURRENT MEDIA shall receive all rights, website content, advertising support, marketing support and promotional support detailed in the MOU and Final Agreement without any additional costs or Minimum Annual Fee commitments.

5.	FINAL AGREEMENT

5.1.	When signed by both Parties, this MOU is a legally binding agreement between the Parties with further terms and conditions to be negotiated and included in the Final Agreement.

5.2.
The Final Agreement between the Parties shall be drafted and signed off to reflect the terms agreed in this MOU. BCCI-IPL and LIVE CURRENT MEDIA have agreed to go ahead with the press announcement that will be jointly approved by BCCI-IPL and LIVE CURRENT MEDIA before April 30th, 2008 to announce the launch of the IPL Website.

5.3.
To facilitate the support and co-operation by BCCI-IPL, BCCI-IPL hereby nominates Mr Sundar Raman COO IPL, as the focal contact point for interaction with LIVE CURRENT MEDIA for the purposes of this MOU.

5.4.	LIVE CURRENT MEDIA shall be responsible for ensuring the compliance of the IPL Website and the Cricket.com Portal with all applicable laws and regulations.

5.5.
LIVE CURRENT MEDIA shall not be entitled to assign, sub-contract, or otherwise transfer any of its obligations under this MOU or the Final Agreement without the prior written consent of BCCI-IPL, and BCCI-IPL reserves the right to terminate the Final Agreement if LIVE CURRENT MEDIA ceases to carry on business.

5.6.
This MOU (and the Parties agree that the subsequent Final Agreement) shall be governed by and construed in accordance with the substantive laws of India.  Any dispute arising out of or in relation to this MOU (or the Final Agreement) involving the interpretation or implementation of the clauses of this MOU (or the Final Agreement), or the breach, termination or validity thereof, shall be resolved in accordance with the procedures specified in this clause which shall be the sole and exclusive procedure for the resolution of any and all such disputes before seeking recourse to Arbitration.

5.7.
The parties shall attempt in good faith to resolve any dispute arising out of or relating to this MOU (or the Final Agreement) promptly by good faith negotiations for a period of twenty-one (21) days from date of issuance of written notice that a dispute has arisen.

5.8.
Any dispute which has not been resolved as provided herein within 21 days of the initiation of such procedure, shall be settled exclusively by arbitration in Mumbai India, in accordance with ARBITRATION AND CONCILIATION ACT, 1996.  The arbitration tribunal shall consist of 3 arbitrators, with each party designating one arbitrator and the said chosen arbitrators designating the third arbitrator. The place of arbitration in India shall be Chennai and the language of arbitration shall be English.  The arbitrators are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration.

5.9.	The Parties hereby agree any award of the tribunal shall be enforced in any court of competent jurisdiction in Mumbai.

5.10.	This MOU shall be governed by and construed in accordance with the laws of India and shall be subject to the exclusive jurisdiction of the courts in Mumbai, India.

IN WITNESS WHEREOF, this MOU has been entered into on the date stated at the beginning by the Parties.

SIGNED AND DELIVERED                                                 )
by the within named LIVE CURRENT MEDIA Inc          )
by the hand of its authorised signatory                            )

Mr. Geoff Hampson

in the presence of [Mr./Ms.] [_______________]         )

SIGNED AND DELIVERED                                                 )
by the within named BCCI-IPL                                           )
Board of Control for Cricket in India                                  )
by the hand of its authorised signatory                            )

Mr. Lalit Modi                                                                       )

in the presence of [Mr./Ms.] [_______________]        )

  IN WITNESS

/s/ Sundar Roman	/s/ Mark Melville
SundarRaman	Mark Mellville

SCHEDULE 1

Content items included in the IPL Website

LIVE CURRENT MEDIA and BCCI-IPL have agreed that the IPL Website may include the following items of content, and that (as applicable) the BCCI-IPL will support the IPL Website by providing access to the necessary content sources that BCCI-IPL owns and/or controls and/or licensing such content that BCCI-IPL owns and/or controls to LIVE CURRENT MEDIA (at no additional cost) subject to the terms of the MOU:

i)	News and happenings

ii)	Clips and highlights

iii)	Interviews, audio-visual content relating to players, clubs, matches and tournaments other than match-play

iv)	Club profiles

v)	Player profiles

vi)	Match and tournament schedules

vii)	Statistics: player, team, match and tournament

viii)	Ticketing (exact format TBD)

ix)	Blogs

x)	Newsletters (email subscription)

xi)	Contests

xii)	Polls

xiii)	Games

xiv)	Live scoreboard and text commentary

xv)	Match results

xvi)	Match reports

xvii)	Fantasy League game

xviii)	Online Store

xix)	Message boards

xx)
Comprehensive Social Networking Platform incuding member profiles, tickers, etc.  It should be noted that while some/all of the functionality will reside on the IPL Website some may reside on popular social networks (e.g. Okrut, Facebook, ect.)

SCHEDULE 2

Minimum Annual Fee Payment Schedule

Payment Due Date	Payment Amount ($US)
October 1, 2008	$375,000
January 1, 2009	$375,000
April 1, 2009	$375,000
July 1, 2009	$375,000
October 1, 2009	$500,000
January 1, 2010	$500,000
April 1, 2010	$500,000
July 1, 2010	$500,000
October 1, 2010	$500,000
January 1, 2011	$500,000
April 1, 2011	$500,000
July 1, 2011	$500,000
October 1, 2011	$1,000,000
January 1, 2012	$1,000,000
October 1, 2012	$1,000,000
January 1, 2013	$1,000,000
October 1, 2013	$1,000,000
January 1, 2014	$1,000,000
October 1, 2014	$1,000,000
January 1, 2015	$1,000,000
October 1, 2015	$1,000,000
January 1, 2016	$1,000,000
October 1, 2016	$1,000,000
January 1, 2017	$1,000,000
October 1, 2017	$1,250,000
January 1, 2018	$1,250,000